Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-213492

December 7, 2017

Party City Announces Secondary Offering of 10,000,000 Shares of Common Stock by Selling

Stockholders and Repurchase of Common Stock

ELSMFORD, NY, December 7, 2017 – Party City Holdco Inc. (NYSE: PRTY (the “Company”) today announced that certain of its stockholders (the “Selling Stockholders”) intend to offer for sale 10,000,000 shares of its common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by the Company.

Subject to the completion of the offering, the Company will purchase from the underwriter 2,500,000 shares of common stock being sold by the Selling Stockholders. The Company’s per-share purchase price for the repurchased shares will be the same as the per-share purchase price payable by the underwriter to the Selling Stockholders. The Company intends to fund the share repurchase with cash on hand and borrowings under its revolving credit facility.

Goldman Sachs & Co. LLC will act as underwriter for the offering.

A shelf registration statement (including a prospectus) relating to the offering of common stock became effective with the SEC on September 30, 2016. Before you invest, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement as well as the prospectus supplement related to this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. When available, copies of the prospectus supplement and accompanying prospectus related to the offering may also be obtained from Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone:(212) 902-1171, facsimile: 212-902-9316, e-mail: Prospectus-ny@ny.email.gs.com.

The offering of these securities will be made only by means of a prospectus supplement and the accompanying prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer to buy the securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date.

About Party City Holdco Inc.

Party City Holdco Inc. is the leading party goods company by revenue in North America and, it believes, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. The Company designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include over 900 specialty retail party supply stores (including approximately 150 franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the offering. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to the consummation of the proposed offering by the Selling Stockholders and the risks identified, or incorporated by reference, in the prospectus supplement or accompanying prospectus. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

Contact:

ICR

Farah Soi and Rachel Schacter

InvestorRelations@partycity.com